                                                                    Exhibit 99.1


Align Technology, Inc.:                        Fenton Communications:
-----------------------                        ---------------------

Stephen J. Bonelli                             Marci Greenberg
(408) 470-1165                                 (212) 584-5027
sbonelli@aligntech.com                         mgreenberg@fenton.com
----------------------

Thomson Financial Carson:
-------------------------
Mary Magnani                                   Shannon Henderson
(415) 617-2542                                 (678) 417-1767
mary.magnani@tfn.com                           shannon@ethospr.com





Align Technology Named in Class Action Lawsuit; Company Believes Complaint Is Without Merit

SANTA CLARA, Calif., March 1 --

Align Technology, Inc. (Nasdaq: ALGN), the inventor of the Invisalign(R) System, a proprietary method of straightening teeth without unsightly wires and brackets, today announced that a complaint was filed against the company on February 22, 2001 by Jon L. Richter in the United States District Court for the Eastern District of Pennsylvania. Richter, a general practice dentist, purports to sue on behalf of himself and all licensed dentists in the U.S., excluding orthodontists. Mr. Richter alleges that Align Technology reached an agreement with unspecified orthodontists to restrict the sales of the Invisalign System only to orthodontists, and thereby violated U.S. antitrust laws. The complaint seeks injunctive relief and damages. While the Invisalign System is not available to dentists, Align Technology has not entered into any agreements with orthodontists restricting the distribution of the Invisalign System. For this reason, among others, Align Technology believes the lawsuit is without merit.

Since launching the Invisalign System in July of 1999, Align Technology's policy has been to sell the System solely to orthodontists. Orthodontists are dental specialists who receive two to three years of training beyond general dentistry in treating malocclusion, or the misalignment of teeth.

About Align Technology, Inc.

Align Technology designs, manufactures and markets the Invisalign System, a proprietary new method for treating malocclusion, or the misalignment of teeth. The Invisalign System corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, the Invisalign System significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market the Invisalign System in 1998.

This release may contain forward-looking statements based on Align Technology's current expectations with respect to the merit of the pending lawsuit. These forward-looking statements involve risks and uncertainties, including the scope of the plaintiff's claims, the merit of the plaintiff's claims, the outcome of litigation, any financial impact resulting from litigation and Align Technology's ability to successfully conclude the litigation. Other factors that could materially impact Align Technology are discussed in more detail in Align Technology's registration statement on Form S-1, as well as other reports and documents filed from time to time with the Securities and Exchange Commission.




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